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                                  EXHIBIT 99.1


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PROSPECTUS

                SUBJECT TO COMPLETION, DATED OCTOBER 14, 1997

                             STEVEN MADDEN, LTD.

                        300,000 Shares of Common Stock


         The 300,000 shares (the "Shares") of Common Stock, par value $.0001 per share (the "Common Stock"), of Steven Madden, Ltd., a New York company (the "Company"), to which this Prospectus relates are being offered on behalf of and for the account of Steven Madden, the Company's Chairman of the Board, President and Chief Executive Officer (the "Selling Securityholder"). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholder. However, the Company will receive upon issuance of the Shares to the Selling Securityholder up to $525,000 from the exercise of certain options granted to the Selling Securityholder at an exercise price of $1.75 per share. See "Use of Proceeds." Any brokerage commissions or other similar expenses incurred by the Selling Securityholder will be borne by the Selling Securityholder. The resale of the securities of the Selling Securityholder is subject to Prospectus delivery and other requirements of the Securities Act of 1933, as amended (the "Act"). Sales of such securities or the potential of such sales at any time may have an adverse effect on the market prices of the securities offered hereby. See "Selling Securityholder".

         The Common Stock offered by this Prospectus may be sold from time to time by the Selling Securityholder, or by his transferees. No underwriting arrangements have been entered into by the Selling Securityholder. The distribution of the securities by the Selling Securityholder may be effected in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more market makers or dealers for resale of such shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholder in connection with sales of such securities.

         This offering is currently not being underwritten. However, the Selling Securityholder, brokers, dealers or underwriters and intermediaries that participate with the Selling Securityholder in the distribution of the Shares may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered and any profits realized or commissions received may be deemed

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underwriting compensation. It is anticipated that all Shares being offered hereby, when sales thereof are made, will be made in one or more transactions (which may involve one or more block transactions) through customary brokerage channels, either through brokers acting as brokers or agents for the sellers, or through market makers, dealers or underwriters acting as principals who may resell the Shares on The Nasdaq National Market or in privately negotiated sales, or otherwise, or by combination of such methods of offering. Sales may be made either at market prices prevailing at the time of the sales or at negotiated prices.

         The Company's shares of Common Stock, Class A Warrants and Class B Warrants were quoted since December 10, 1993 on The Nasdaq SmallCap Market under the symbols SHOO, SHOOW and SHOOZ, respectively. In January 1996, the Class A Warrants ceased trading as a result of the Company's call for redemption of such securities. In January 1997, the Company's shares of Common Stock and Class B Warrants commenced trading on The Nasdaq National Market. On October 8, 1997, the last quoted price of the Common Stock and Class B Warrants were $8.19, and $3.22, respectively.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is October 14, 1997.

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                            AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10- KSB and 10-QSB (the "1934 Act Filings") with the Securities and Exchange Commission (the "Commission"). The statements contained in this Prospectus with respect to the contents of any agreement or other document referred to herein are not necessarily complete and, in each instance, reference is made to a copy of such agreement or document as filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by reference to the provisions of the relevant documents. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the

Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The Company has filed, through EDGAR, with the Commission a registration statement on Form S-8 (herein together with all amendments and exhibits referred to as the "Registration Statement") under the Act of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information reference is made to the Registration Statement.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES TO WHICH IT RELATES, OR ANY OFFER OF SUCH SHARES TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE.

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                     Incorporation of Documents By Reference

         The following documents or portions thereof, as filed with the Securities and Exchange Commission by the Company, are incorporated herein by reference into this Prospectus:

         (1)  Quarterly Report on Form 10-QSB for the quarter ended
              June 30, 1997.

         (2)  Quarterly Report on Form 10-QSB for the quarter ended
              March 31, 1997.

         (3)  Proxy Statement on Schedule 14A dated May 30, 1997.

         (4)  Annual Report on Form 10-KSB for the period ended
              December 31, 1996.

         (5) The description of the Common Stock, par value $.0001 per share ("Common Stock"), of the Company contained in the Company's registration statement filed under
              Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), subsequent to the effective date of this Prospectus and prior to the filing of a post-effective amendment which indicate that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part thereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

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                                 THE COMPANY

         Steven Madden, Ltd. (the "Company") designs and markets fashion footwear for sale to women, primarily through department stores, footwear specialty stores, catalogues and eleven (11) Company owned retail stores. The Company's products are designed to appeal principally to fashion conscious consumers who shop at department stores and footwear boutiques, and are moderately priced to attract a broad range of customers. Since its formation in 1990, the Company has introduced approximately four (4) new product lines each year with the current collection consisting of approximately forty (40) styles, including clogs, pumps, boots, sneakers and sandals. The Company's business is comprised of a Steven Madden wholesale division, a retail division, a private label division and the David Aaron(R) division. In 1997, the Company hopes to increase sales in each of these divisions and to commence an aggressive licensing program which will serve to significantly enhance the Company's brand awareness with retailers and consumers. The Company was founded and developed by Steven Madden, its Chief Executive Officer, President and Chairman of the Board. Mr. Madden is the principal designer of the Company's footwear.

         Steven Madden, Ltd., was incorporated as a New York corporation on July 9, 1990. The Company commenced operations in August, 1990 and introduced its first styles of women's footwear and began shipping its products in the Fall of 1990. The Company completed its initial public offering in December 1993 and its securities traded on The Nasdaq SmallCap Market until December 1996. Commencing in January 1997, the Company's shares of Common Stock trade on The Nasdaq National Market under the symbol "SHOO".

Recent Developments

         On September 17, 1997, Jordan Belfort filed a Schedule 13D claiming that Mr. Belfort beneficially owns 1,244,371 shares of Common Stock, representing 14.9% of the shares of Common Stock outstanding. According to the
Schedule 13D, the shares of Common Stock beneficially owned by Mr. Belfort include 30,000 shares of Common Stock recently purchased at $7 per share, 315,000 shares of Common Stock issuable upon the exercise of an option to purchase shares of Common Stock at an exercise price of $5.80 per share, and 899,371 shares (the "Escrowed Shares") of Common Stock which are a portion of the shares that are the subject of litigation among Mr. Belfort, Steve Madden, the Company's Chairman of the Board, President and Chief Executive Officer, and BOCAP Corp., a Florida corporation controlled by Mr. Madden. Mr. Belfort reports that he purchased the Escrowed Shares from an escrow agent with whom the shares were deposited by BOCAP. BOCAP has advised the Company that, pending resolution of the current lawsuit, BOCAP contends that the escrow agent may not validly sell the Escrowed Shares to Mr. Belfort. BOCAP has further advised the Company that BOCAP has notified the Company's transfer agent that the Escrowed Shares may not be validly transferred by the escrow agent to Mr. Belfort because such shares are presently owned by BOCAP. Further, the Schedule 13D states that Mr. Belfort intends to

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attempt to purchase additional shares of Common Stock and to nominate one or more persons to stand for election to the Company's board of directors at the Company's next meeting of stockholders. On September 30, 1997, Mr. Belfort filed an amendment to Schedule 13D reporting that J2 Holdings, Inc., a corporation wholly owned by Mr. Belfort, purchased from September 20, 1997 through September 26, 1997, 45,000 shares of Common Stock at prices ranging from $7.37 to $8.00. As a result, Mr. Belfort claims beneficial ownership of 1,289,371 shares of Common Stock, or 15.4% of the shares of Common Stock outstanding.

         On July 29, 1997, the Company entered into an Amended Employment Agreement with Steven Madden, the Company's Chairman of the Board, President and Chief Executive Officer which terminates on December 31, 2007. The Amended Employment Agreement provides that Mr. Madden shall receive a base salary of $275,000 for the year ending December 31, 1998, $300,000 for the year ending December 31, 1999, and for each year thereafter the base salary shall be increased by 10%. Mr. Madden is also entitled to receive bonuses in cash, capital stock or other property as the Board of Directors may determine from time to time in its sole discretion. The Amended Employment Agreement also provides for a signing bonus of $200,000, an annual non-accountable expense allowance of $50,000 and an automobile allowance. Under the terms of the Amended Employment Agreement, Mr. Madden may be terminated for Cause (as defined) or for Total Disability (as defined) in which event Mr. Madden would not be entitled to severance payments. If Mr. Madden is terminated for other than Cause or Total Disability, the Company is required to pay the base salary due over the remaining term of the Agreement (the "Base Salary Payment"), fifty percent (50%) of which is payable on the termination date and fifty percent (50%) of which is payable in equal installments on each January 1 during the remaining term of the Amended Employment Agreement. Further, should a Change of Control (as defined) occur without Mr. Madden's prior written consent, the Company is required to pay Mr. Madden the Base Salary Payment plus an amount equal to Mr. Madden's bonus during the preceding 12 months multiplied by the number of years remaining in the term of the Agreement.

         The Company maintains its principal executive offices and a retail warehouse facility at 52-16 Barnett Avenue, Long Island City, NY 11104, telephone number (718) 446-1800 and a showroom at 1370 Avenue of the Americas, New York, NY 10019 and wholesale warehouses in Ft. Lauderdale, FL 33316 and Long Island City, NY 11104.

Steven Madden, Ltd. - Wholesale Division

         The wholesale division sells and markets the Company's Steve Madden(TM) brand to major department stores, better specialty stores, and shoe stores throughout the country and in Canada. During the last few years the Steve Madden(TM) product line has become a leading footwear brand in the fashion conscious junior marketplace. To serve its customers (women primarily ages 16 to 25), the Company creates and markets fashion forward footwear designed to appeal to customers seeking exciting, new footwear designs at reasonable prices. In 1996,

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the wholesale division expanded its product mix to include sales of tailored shoes, casual boots, and evening footwear. The Company, to further diversify its product offerings, is including athletic footwear in 1997.

         As the Company's largest division, the Steve Madden(TM) wholesale division accounted for $36,500,000 in sales in 1996, or approximately 80% of the Company's total sales. Many of the wholesale division's newly created styles are test marketed at the Company's retail stores. Within a few days, the Company can determine if a test product appeals to customers. This enables the Company to rapidly respond to changing preferences which is essential to success in the junior marketplace.

Steven Madden Retail, Inc. - Retail Division

         The Company currently operates eleven (11) retail shoe stores under the Steve Madden(TM) name. The stores are primarily located in the New York City metropolitan area with additional stores located in California, Georgia and Maryland. The stores have been designed to appeal to young fashion conscious women by creating a "nightclub" type atmosphere. The retail stores have been very successful for the Company, generating sales in excess of $1,000 per square foot. Sales are primarily from the sale of the Company's Steve Madden(TM) product line. Same store sales increased 9% in 1996 over 1995 sales and total sales for the retail division were $3,805,000 compared to $1,951,000 for 1995.

         The Company believes that the Retail Division will continue to enhance overall sales and profits while building equity in the brand. It is for these reasons that the Company has embarked upon an aggressive expansion plan and intends to add approximately three (3) new retail stores during the remainder of 1997. Additionally, the expansion of the Retail Division enables the Company to test and react to new products and classifications which strengthen the Steve Madden wholesale division. In 1996, the Company hired a Director of Retail to manage the retail store expansion.

Adesso-Madden, Inc. - Private Label Division

         In September 1995, the Company incorporated Adesso-Madden, Inc. as a wholly owned subsidiary ("A-M"). A-M was formed to serve as a buying agent to mass market merchandisers, shoe store chains and other off-price retailers with respect to their purchase of private label shoes. As a buying agent, A-M arranges with shoe manufacturers in Asia and South America for them to manufacture private label shoes to the specifications of their clients. A-M receives commissions in connection with the purchase of private label shoes by its clients. A-M entered into an employment agreement with Gerald Mongeluzo, pursuant to which Mr. Mongeluzo will serve as President of A-M for a period of two (2) years. Mr. Mongeluzo's employment agreement has not been renewed. Mr. Mongeluzo was the founder and President of Adesso Shoes, Inc. which was previously engaged in a business similar to A-

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M's business. To the Company's knowledge, Adesso Shoes, Inc. has ceased its operations. In 1996, sales for the Private Label Division generated revenue of $2,500,000 for the last three (3) months of 1996 and a commission of $951,000 for the year ended December 31, 1996.

The Diva Acquisition Corp. - David Aaron(R)  Division

         On April 1, 1996, the Company acquired Diva International, Inc., a New York corporation ("Diva"), and its affiliate, Design Studio, a Spanish corporation ("Design Studio"). The Company acquired through Diva Acquisition Corp., a wholly owned subsidiary, all of the outstanding capital stock of Diva and the assets of Design Studio for an aggregate of (i) $1,000,000 in cash and
(ii) $1,400,000 to be paid on the first anniversary of the Closing (the "Subsequent Payment"). In lieu of paying the Subsequent Payment in cash, the Company may elect to issue shares of Common Stock, subject to adjustment based upon net assets of Diva at the time of Closing. Because of a downward adjustment to the amount of the Subsequent Payment, the Company has agreed to issue 108,479 shares of Common Stock as payment of the Subsequent Payment, as adjusted. In connection with the Diva transaction, the Company entered into employment agreements with four (4) key employees of Diva. The agreements provide such individuals with base salaries and bonuses based upon the performance of Diva Acquisition Corp.

         Diva designs and markets fashion footwear to women under the "David Aaron(R)" name through major department stores and better footwear specialty stores. Diva's products are designed to appeal principally to fashion conscious women, ages 25 to 44, who shop at department stores and footwear boutiques, priced a tier above the Steve Madden(TM) brand. The Company recorded sales from the David Aaron(R) brand of approximately $3,000,000 for the nine month period from April 1, 1996 (the date of acquisition) through December 31, 1996, or 7% of the Company's total sales.

Products

         The Company designs and markets a variety of shoes under the Steve Madden(TM) name for young women and under the David Aaron(R) name for more sophisticated customers. The Steve Madden(TM) line emphasizes up-to-date fashion while the David Aaron(R) brand concentrates on fashionable variations with contemporary styling. New designs are introduced periodically in response to developing demands and tastes. The Company presently manufactures women's footwear, including boots, clogs, sneakers and sandals.

Manufacturing

         As is common in the footwear industry, the Company contracts for the manufacture of footwear products to its specifications through independent manufacturers. The Company

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believes that this sourcing of footwear products minimizes its investment in fixed plants, reduces costs, and enables the Company to more efficiently and rapidly introduce new product designs. At the same time, the Company does not bear the expense or risks of maintaining its own manufacturing operation. The Company presently contracts for manufacture of its shoes by factories located predominately in Mexico, Brazil and China. Although the Company has not entered into long-term manufacturing contracts with any of these companies, the Company believes that a sufficient number of alternative sources exist, for the manufacture of its products, although there can be no assurance that the Company will be able to replace its current suppliers without delay or increased costs. The Company does not believe that its position will be materially affected by political or economic conditions in such foreign countries because of the availability of such alternative resources.

         The principal materials used in the Company's footwear are leather, nylon, rubber, wood, and polyurethane. These materials are available from any number of sources, both within the United States and in foreign countries, although a loss of supply could temporarily interrupt or delay the manufacture of affected items or force the Company to seek manufacturers elsewhere.

         The Company believes that it has the ability to develop, over a period of time, adequate alternative sources of supply, both domestic and foreign, for the products obtained from present foreign suppliers. However, should the Company be unable to acquire products from present suppliers or alternative sources, the Company's operations would be seriously disrupted until alternative suppliers could be found. Any such action could result in increases in the cost of footwear in general and, accordingly might adversely affect the sales and profitability of the Company.

Customers

         The Company's customers purchasing shoes consist principally of department stores and specialty stores, including shoe boutiques. Presently, the Company sells approximately fifty percent (50%) of its products to department stores, including Federated Department Stores (Bloomingdales, Burdines, Macy's and Rich's), Dillards and Dayton Hudson and approximately fifty percent (50%) to specialty stores, including shoe stores such as Edison Brothers (Wild Pair, Precis, Bakers and Leeds) and ready-to-wear stores such as The Buckle, Urban Outfitters and Pacific Sunwear. Federated Department Stores presently accounts for approximately fifteen percent (15%) of the Company's sales. In 1996, the Company expanded its customer base beyond the East and West coasts into other major markets including the Midwest, Southwest, Northwest and Canada.

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Distribution

         The Company distributes its shoe products through its sales force, presently comprised of twelve (12) employees, one (1) full time Director of Operations and eleven (11) sales representatives. These sales representatives work on a commission basis and are responsible for placing the Company's products with its principal customers, including department and specialty stores. The Company intends to leverage its existing network of sales representatives and thereby open new markets and increase its customer bases.

Competition

         The fashionable footwear industry is highly competitive. The Company's competitors include specialty companies as well as companies with diversified product lines. The recent substantial growth in the sales of fashionable footwear has encouraged the entry of many new competitors and increased competition from established companies. Most of these competitors, including Nine-West, Esprit, Sam and Libby, Zodiac and Guess, have significantly greater financial and other resources than the Company. The Company believes effective advertising and marketing, fashionable styling, high quality and value are the most important competitive factors and intends to employ these elements as it develops its products.

Marketing, Advertising and Promotion

         The Company's current marketing approach is targeted to fashion forward young women who demand footwear with up-to-the-minute styling at reasonable prices. The Company believes that consumer preference is shifting from tailored footwear to athletic looks, dress and casual leather fashion footwear. In response to this trend, the Company has concentrated its efforts on the design and marketing of a collection which includes sneakers, dress platform shoes, clogs, boots and sandals. The Company presents its products at various national and regional trade shows. To reinforce the Company's presence in the marketplace, marketing and promotional strategies are created to improve sales at the retail level and reinforce brand awareness.

         The Company advertises its footwear in trade and consumer publications as well as on billboards and painted walls in key locations. The Company intends to expand its marketing efforts by increasing its advertising in fashion and teen publications. In addition, the Company will launch in 1997 a national consumer add campaign for David Aaron(R), as well as trade advertising. The Company will augment the national effort for Steve Madden(TM) with strategic and regional marketing.

         In 1996, the Company created its site on the World Wide Web at http:\\www.Stevemadden.com to provide information regarding the Company's products to potential customers. In 1997, the Company intends to promote its Web site by offering

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visitors interactive activities, such as "Dear Steve" where the Company's customers can discuss fashion and other topics of interest.

         In 1995, the Company hired an in-store coordinator to enhance sales of the Company's products to major retail stores. The Company believes that by supervising the display and merchandising of the Company's various shoe lines as well as ordering the Company's shoes on behalf of sizable department stores, the in-house coordinator will assist in increasing the Company's sales. In 1997, at least 50 in store presentations will be in place.

         In 1996, the Company hired an Image Director to implement marketing and licensing strategies which include engaging a new advertising agency and a promotion and public relations firm. Additionally, efforts to select licensing partners in key product categories has been initiated. As of October 1997, five
(5) separate licenses have been executed for Steve Madden(TM) sportswear and jeanswear, hosiery, handbags, sunglasses and jewelry.

         On December 4, 1995, the Company entered into an arrangement pursuant to which it prepaid for media time (television and radio) and print advertising (newspaper and magazines). In January 1997, the Company was granted a one (1) year extension through December 1999 on the usage of the credits thereby strengthening its marketing efforts.

Management Information Systems (MIS) Operations

         In 1996, the Company hired a Director of Management Information Systems to further strengthen its systems of operation, including a more versatile hardware and software package linking the Company's operations. The Company commenced usage of its new wholesale software package and warehousing software package in March 1997 and began using the automatic inventory replenishment package in August 1997.

Receivables Financing

         The Company finances its receivables through the use of a factor. The Company's present relationship with Capital Factors, Inc. permits the Company to draw down eighty percent (80%) of its invoiced receivables at an interest rate of the greater of six percent (1%) or prime plus one percent (1%). The agreement provides that Capital Factors is not required to purchase all the Company's receivables. The Company has utilized several other factors in the past and regularly explores alternative factoring relationships in order to obtain such receivables financing on terms which are more favorable to the Company.

Trademarks

         The Steve Madden(TM) trademark is the property of the Company and has been registered with the United States Patent and Trademark Office ("PTO"). In 1996, the Company filed

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applications with the PTO to register its Steve Madden(TM) trademark with regard to footwear, handbags, clothing, sunglasses and eyeglasses, jewelry, belts,

cosmetics and fragrances. There can be no assurance, however, that the Company will be able to effectively protect such property rights. The failure by the Company to protect such rights from unlawful and improper appropriation may have a material adverse effect on the Company.

         The Company has also filed application with the PTO to register its Steve Madden(TM) trademark for the operation of its retail stores plus design trademark in the United States in connection with clothing, sunglasses and eyeglasses, jewelry, belts, cosmetics and fragrances.

         The David Aaron(R) trademark was registered with the PTO on June 6, 1995, under the classifications for handbags, clothing, and footwear. Diva Acquisition Corp. has also filed application with the PTO in January, 1997 to register its David Aaron(R) trademark for the operation of anticipated retail stores.

                                  RISK FACTORS

         An investment in the securities offered hereby is speculative and involves a high degree of risk and substantial dilution and should only be purchased by investors who can afford to lose their entire investment. Prospective purchasers, prior to making an investment, should carefully consider the following risks and speculative factors, as well as other information set forth elsewhere in this Prospectus, associated with this offering, including the information contained in the Financial Statements incorporated by reference herein.

         Statements in this Prospectus that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission and certain of these risks are summarized below.

         1. Dependence on Key Personnel. The Company is dependent, in particular, upon the services of Steven Madden, its Chief Executive Officer, President, Chairman of the Board and chief designer. If Mr. Madden is unable to provide these services for whatever reason, the business could be materially and adversely affected. The Company therefore maintains a

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key person life insurance policy on Mr. Madden with coverage in the amount of
$10,000,000. The Company has an employment contract with Mr. Madden that expires in December 1999. See "Recent Developments for a summary of the Employment Agreement between the Company and Mr. Madden. Since Mr. Madden is involved in the design and marketing of the Company's footwear, as well as all aspects of the Company's business, there can be no assurance that a suitable replacement could be found if Mr. Madden were unable to perform services for the Company. As a consequence, his loss could have a material adverse effect upon the Company.

         2. Reliance on Domestic and Foreign Manufacturers. As is common in the footwear industry, the Company contracts for the manufacture of its products to its specifications through independent manufacturers in the United States and abroad. As a result, at present, the Company is reliant upon foreign manufactures for the overwhelming majority of its finished products. The Company does not have any long-term contracts with these manufacturers and, as a consequence, any of these manufacturing relationships may be terminated, by either party, at any time. Although the Company believes that other facilities are available for the manufacture of the Company's products, both within and outside of the United States, there can be no assurance that such facilities would be available to the Company on an immediate basis or that the costs charged to the Company by such manufacturers will not be greater than those presently paid. Management believes that this sourcing of footwear products minimizes its investment in a fixed plant, reduces other costs, expedites production turnover and mitigates various risks. The Company has no contracts with manufacturers beyond the terms of purchase orders issued. At additional cost, the Company has, in special circumstances, reduced the time required to deliver footwear from a factory in order to meet demands of its customers. If events should prevent the Company from acquiring products from the manufacturers, the Company's operations would be seriously disrupted until alternative manufacturers were found, with a significant adverse financial impact. Any such action could result in increases in the cost of footwear in general and, accordingly, might adversely affect the sales or profitability of the Company.

         The Company's business is subject to certain risks of doing business abroad, such as economic and political strife, currency fluctuations and the imposition of additional regulations relating to imports, including quotas, duties or taxes, and other changes on imports. The Company does not believe that any such economic or political conditions will materially affect the Company's ability to purchase products, since a variety of materials and alternative sources exist. The Company cannot be certain, however, that it will be able to identify such alternative sources without delay or without greater cost to the Company. At present, approximately 85% of the Company's products are manufactured in Mexico, Brazil and China. The Company can not predict whether additional United States customs, duties, quotas or restrictions will be imposed upon the importation of its products in the future or what effect such restrictions could have on the Company and its business.

         3. Fashion Trends. The success of the Company's products depends in significant part upon the ability of the Company to anticipate and respond to women's fashion trends. There can be no assurance that the Company's products will correspond to changes in taste and demand or that the Company will be able to successfully market products which respond to such trends.

         4. Dependence Upon Customer. The Company's customers purchasing shoes consist principally of department stores and specialty stores, including shoe boutiques. Presently, the Company sells approximately fifty percent (50%) of its products to department stores, including Federated Stores (Bloomingdales, Burdines, Macy's and Bullocks) Dillards and Dayton Hudson and approximately fifty (50%) percent to specialty stores, including shoe stores such as Edison Brothers (Wild Pair, Precis, Bakers and Leeds) and ready-to-wear stores such as The Buckle, Urban Outfitters and Pacific Sunwear. Federated Stores presently accounts for approximately fifteen percent (15%) of the Company's sales. As a result, the loss of Federated Stores as a customer could have a material adverse effect on the Company's business.

         5. Intense Industry Competition. The footwear industry in which the Company markets and sells its products is highly competitive. At present, the Company believes that its products constitute no more than a one (1%) percent share of the market for junior women's shoes. The Company's competitors include specialized women's shoe companies with diversified product lines, most of which are better established and better financed than the Company. The Company believes that the primary elements of competition are advertising and marketing capabilities, fashion, quality and value. The Company's competitors include Nine-West, Esprit, Sam and Libby, Zodiac, and Guess. Most of the Company's competitors have significantly greater financial and other resources and there can be no assurance that the Company will be able to compete successfully with other fashion footwear companies.

         6. Risks Attendant to Expansion. Like any business enterprise operating in a specialized and competitive market, the Company is subject to many business risks which include, but are not limited to, unforeseen marketing and promotional expenses, unforeseen negative publicity, competition, and lack of operating experience. In particular, the Company is subject to any significant increases in the cost of its goods and materials and the ability of larger, better established shoe manufacturers and retailers to purchase materials at a greater discount and in greater quantity. Expansion of retail operations will be subject to the ability of the Company to identify appropriate locations for retail stores, and to attract and market compatible product lines. Many of the risks may be unforeseeable or beyond the control of management. There can be no assurance that the Company will successfully implement its business plan in a timely or effective manner.

         7. No Dividends. The Company has not paid dividends to its shareholders in the past and there can be no assurances that the operations of the Company will generate sufficient revenues so that the Company will have positive cash flow or operate at profitable levels for the foreseeable future. It is anticipated that any earnings which may be generated from operations of the Company will be used to finance the growth of the Company and that cash dividends will not be paid to holders of Common Stock.


         8. Outstanding Warrants and Options. The Company currently has outstanding 1,875,000 Class B Warrants exercisable at $5.50 per share and 150,000 Class C Warrants exercisable at $15.00 per share. The Class B Warrants and Class C Warrants expire in December 1998. As of October 9, 1997, the Company had outstanding options to purchase an aggregate of approximately 2,300,000 shares of Common Stock (including 1,300,000 of which are beneficially owned by Steven Madden) and 86,000 additional shares of Common Stock reserved for issuance upon the grant of future options under its current stock option plans. Holders of such options and warrants are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by the options. Further, while its options and warrants are outstanding, they may adversely affect the terms in which the Company could obtain additional capital.

                                 USE OF PROCEEDS

         The Shares being offered hereby are for the account of the Selling Securityholder. Accordingly, the Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholder. However, the Shares are being issued by the Company to the Selling Securityholder upon the exercise of certain options issued to the Selling Securityholder at an exercise price of $1.75 per share. In the event that all of the options are exercised, the Company will receive an aggregate of $525,000, all of which will be used for working capital purposes.

                             SELLING SECURITYHOLDER

         The number of Shares that may actually be sold by the Selling Securityholder will be determined by the Selling Securityholder, and may depend upon a number of factors, including, among other things, the market price of the Common Stock. Because the Selling Securityholder may sell all, some or none of the Shares that he holds, and because the offering contemplated by this Prospectus is not nor is anticipated to be a "firm commitment" underwritten offering, no estimate can be given as to the number of Shares that will be held by the Selling Securityholder upon or prior to termination of this offering. See "Plan of Distribution". The table below sets forth information as of the date of this prospectus concerning beneficial ownership of Common Stock by the Selling Securityholder.

                                                                           Shares of         Percent of
                                                                           Common            Common
                           Shares of Common                                Stock             Stock
                           Stock Beneficially       Percent of             Beneficially      Beneficially
                           Owned Before             Common Stock           Owned After       Owned After
Name                       Offering(1)              Before Offering        Offering          Offering
-------------              ------------------       ---------------        --------------    --------------

Steven Madden                   2,854,816(2)                30.6 %           2,554,816(3)         27.3 %

----------------------

(1) Beneficial ownership as reported in the table above has been determined in accordance with Item 403 of Regulation S-B of the Securities Act of 1933 and Rule 13(d)-3 of the Securities Exchange Act.

(2) Includes (i) 1,284,816 shares of Common Stock held by BOCAP, a corporation owned by Mr. Madden, (ii) 800,000 Shares of Common Stock issuable upon the exercise of an option held by Mr. Madden at an exercise price of $1.75 per share, (iii) 20,000 shares of Common Stock issuable upon the exercise of an option granted to Mr. Madden under the Company's 1995 Stock Plan, at an exercise price of $5.50 per share, and (iv) 500,000 shares of Common Stock issuable upon the exercise of an option granted under the Company's 1997 Stock Plan, at an exercise price of $3.31 per share.

(3)      Assumes the sale of all of the Shares offered hereby.

                             PLAN OF DISTRIBUTION

         The Company will receive no proceeds from the sale of the Shares by the Selling Securityholder. However, the Company will receive up to $525,000 from the exercise of certain options granted to the Selling Securityholder at an exercise price of $1.75 per share. See "Use of Proceeds." The Shares may be sold from time to time to purchasers directly by the Selling Securityholder. Alternatively, the Selling Securityholder may sell the Shares in one or more transactions (which may involve one or more block transactions) on The Nasdaq National Market, in privately negotiated transactions or otherwise or in a combination of such transactions; each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the Shares may be sold through broker-dealers acting as principals for resale by such dealers; and in connection with such sales, such brokers may receive compensation in the form of commissions, discounts, or fees from the Selling Securityholder and/or the purchasers of such Shares for whom they may act as broker or agent. It is anticipated that the Selling Securityholder will offer all the Shares for sale.

         The Selling Securityholder, any brokers, dealers or underwriters and intermediaries that participate with the Selling Securityholder in the distribution of the Shares may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation. It is anticipated that all Shares being offered hereby, when sales thereof are made, will be made in one or more transactions (which may involve one or more block transactions) through customary brokerage channels, either through brokers acting as brokers or agents for the sellers, or through market makers, dealers or underwriters acting as principals who may resell the shares on The Nasdaq National Market or in privately negotiated sales, or otherwise, or by combination of such methods of offering. Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, to any person who purchases any of the Shares from or through such dealer or broker.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to the Shares for a period of up to five days preceding such distribution. The Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Securityholder.

         In order to comply with certain state securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered and qualify for sale in such state, or unless an exemption from registration or qualifications available and is obtained.

                                LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Bernstein & Wasserman, LLP.

                                   EXPERTS

         The consolidated financial statements of Steven Madden, Ltd. and subsidiaries included in the Company's annual report on Form 10-KSB for the year ended December 31, 1996, incorporated by reference in this Prospectus and the Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

       No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful.

                              TABLE OF CONTENTS

                                                                   Page

Available Information.........
Prospectus Summary..........
The Company...................
Risk Factors.....................
Use of Proceeds.................
Dilution...............
Selling Securityholder
Plan of Distribution
Legal Matters.................
Experts.......................
Additional Information........



                             STEVEN MADDEN, LTD.

                        300,000 Shares of Common Stock



                                  ----------

                                  PROSPECTUS

                                  ----------


October 14, 1997